Exhibit 99.1

Contact:  Nadine Padilla

Vice President, Corporate

& Investor Relations

(858) 455-4808 x3187

npadilla@biosite.com

May 1, 2003

Biosite® Incorporated Reports First Quarter 2003 Results

Sales and Earnings Growth Top Company Expectations; Company Raises 2003 Guidance

SAN DIEGO — Biosite Incorporated (Nasdaq:BSTE), a leading provider of novel, rapid medical diagnostics that improve diagnosis of critical diseases, today reported that total revenues for the first quarter of 2003 grew 114 percent on a year-over-year basis, while net profits for the same period grew 265 percent.

On the basis of its first quarter performance, the Company is raising its year-over-year revenue growth forecast for 2003 to between 60 percent and 80 percent.  Previously, the Company had forecast that revenue growth would be between 40 percent and 50 percent.  Guidance for growth in year-over-year diluted earnings per share was raised to between 80 percent and 100 percent.  Biosite had previously forecast profit growth between 60 percent and 70 percent.

Following are financial highlights of Biosite’s first quarter results:

	Three months ended
($ in 000’s)	3/31/2003	3/31/2002	% Change
Triage® BNP sales	$22,182	$4,123	438
Total product sales	39,095	17,794	120
Total revenue	39,941	18,648	114
Net income	5,966	1,634	265
Earnings per share (Diluted)	$.37	$.11	245

Gross margin on product sales	65%	68%
Operating margin	24%	11%

	Mar. 31, 2003	Dec. 31, 2002
Cash Balance	$71,620	$70,896

-More-

BIOSITE® REPORTS FIRST QUARTER 2003 RESULTS

Biosite’s Triage® BNP Test, which aids in the diagnosis and assessment of heart failure patients and in the risk stratification of acute coronary syndromes patients, continued to lead product sales, posting year-over-year growth of 438 percent in the first quarter of 2003.  The product’s customer base grew to approximately 1,675 from approximately 1,350 at December 31, 2002.  Higher utilization by existing customers also contributed to the year-over-year increase in sales.

Gross margin on product sales in the first quarter of 2003 declined from the same period in 2002 due largely to inefficiencies incurred as a result of efforts to increase manufacturing capacity and to shifts in product mix.  Given the acceleration in sales of the Triage BNP Test, Biosite is expanding manufacturing capacity through additional production shifts and implementation of additional semi-automated and automated manufacturing equipment.

“Sales of the Triage BNP Test continued to build in the first quarter, despite the presence of competition, and we now expect 2003 sales of this product to exceed our previous forecast of $75 million to $85 million,” said Kim Blickenstaff, Biosite president and chief executive officer.  “We remain intent on building our Triage BNP Test business through expanded indications and through entry into new market segments with high growth potential, such as physician office laboratories.”

In addition to announcing financial results Biosite reported on other operating activities:

Biosite reported that it is prepared to ship the Triage Cardio ProfilER, a new symptom panel aimed at improving evaluation of chest pain, which every year accounts for over 5 million visits to U.S. emergency rooms.   By combining several markers of multiple cardiovascular conditions on one diagnostic tool, including a highly sensitive troponin I assay, the panel is intended to aid physicians in more accurately assessing the source of chest pain, a common and vague symptom associated with a number of serious diseases. The Company expects to launch the product to customers in May 2003.

Work on Biosite’s stroke panel also progressed during the first quarter of 2003.  The Company is currently collecting samples through clinical collaborators and has made considerable progress in pre-clinical development of individual marker assays.  Clinical studies are expected to begin in the second half of 2003, and sites are actively being recruited to participate.

About Biosite

A leader in the drive to advance diagnosis, Biosite Incorporated is a research-based company dedicated to the discovery and development of novel protein-based diagnostic tests that improve a physician’s ability to diagnose debilitating and life-threatening diseases.  Through combined expertise in diagnostic discovery and commercialization, the Company is able to access potential markers of disease, identify proteins with high diagnostic utility, develop and commercialize products and educate the medical community on new diagnostic approaches, thereby benefiting patients.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in approximately 40 international markets for toxicology screening and diagnosis of infectious and cardiovascular disease.  Information on Biosite can be found at www.biosite.com.

A live web cast of Biosite’s first quarter conference call for investors can be accessed via the internet at www.biosite.com beginning at 2:30 p.m. (Pacific) on May 1, 2003.  The call will be archived for 15 days.  A telephone replay of the call will also be available for 48 hours following the call.  The phone number is 800-642-1687.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including but not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intends”;  “anticipates”; “plans”; “expects”; “estimates”; or similar statements are forward-looking statements.  Risks and uncertainties include risks associated with changing market conditions, sales, profitability, and the extent to which our products and products under development are successfully developed and gain market acceptance. Other risks that should be considered include, risks associated with the introduction of competitive products from companies with greater capital and resources, expansion or development of a direct sales effort in domestic and international markets, and risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, uncertainties or delays, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, changes in the mix of products sold, and the other risks detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s public disclosure filings are available from the investor relations department.

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Biosite® and Triage® are registered trademarks of Biosite Incorporated.  New Dimensions in Diagnosis™ and the Company’s logo are trademarks of Biosite Incorporated.

Biosite Incorporated
Unaudited Statement of Income Data
(in thousands, except per share data)

	Three months ended March 31,
	2003	2002	% Change

Total revenues:
Product sales	$39,095	$17,794	120%
Contract revenue	846	854	(1)%
Total revenues	39,941	18,648	114%

Gross margin on product sales	65%	68%	(4)%

Operating expenses:
Cost of product sales	13,834	5,647	145%
Selling, general, and administrative	11,440	6,059	89%
Research and development	5,214	3,538	47%
License & patent disputes	0	1,317	(100)%
Total operating expenses	30,488	16,561	84%

Operating income	9,453	2,087	353%

Operating income as% of total revenue	24%	11%

Interest and other income, net	310	525	(41)%

Income before provision for income taxes	9,763	2,612	274%

Provision for income taxes	(3,797)	(978)	288%

Net income	$5,966	$1,634	265%

Diluted net income per share	$0.37	$0.11	245%

Diluted shares used in calculating per share amounts	16,125	15,223

Biosite Incorporated
Balance Sheet Data
(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
Assets
Cash, cash equivalents & marketable securities	$71,620	$70,896
Accounts receivable	15,133	10,996
Inventories	14,883	12,295
Other current assets	4,810	4,574
Total current assets	106,446	98,761

Property, equipment and leasehold improvements	24,714	19,864
Patents and license rights, net	7,561	7,899
Other assets	5,268	4,730
Total assets	$143,989	$131,254

Liabilities and Stockholders’ Equity
Current liabilities	$21,706	$18,060
Long-term obligations	7,262	5,253
Stockholders’ equity	115,021	107,941
Total liabilities and stockholders’ equity	$143,989	$131,254